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                                                                     EXHIBIT 4.3


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                      SUNSHINE MINING AND REFINING COMPANY


         SUNSHINE MINING AND REFINING COMPANY, a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the "Company") does hereby certify as follows:

         WHEREAS, at a duly noticed and held meeting the Board of Directors of the Company resolved to amend the Certificate of Incorporation of the Company to effect a reverse stock split of the shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company and to reduce the authorized shares of Common Stock to 75,000,000 shares; and

         WHEREAS, at a duly noticed and held meeting of stockholders of the Company held thereafter, the requisite number of shares having voting power were voted in favor of said amendment;

         The Certificate of Incorporation of the Company is accordingly amended as follows:

         1. Article FOURTH of the Company's Certificate of Incorporation is amended by adding thereto the following provision:

         "Simultaneously with the effective date of this amendment (the "Effective Date"), the authorized shares of the Company's Common Stock, par value $.01 per share, and each share of such Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-eighth (1/8) of a share of the Company's Common Stock, par value $.01 (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock, formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of


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         fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the closing price of the Old Common Stock on the New York Stock Exchange on the Effective Date, as reported on the composite tape of the New York Stock Exchange, Inc. (or in the event the Company's Common Stock is not so traded on the Effective Date, such closing price on the next preceding day on which such stock was traded on the New York Stock Exchange). The Company may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests. In that event, the cash payment may be based on the sale price of the pooled fractional interests, which may be more or less than the closing price of the Old Common Stock on the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."


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         2. As a consequence of the foregoing paragraph, the first paragraph of
Article FOURTH of the Company's Certificate of Incorporation is amended to read in its entirety as follows:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ninety Five Million (95,000,000), of which stock Seventy Five Million (75,000,000) shares of the par value of $0.01 each shall be designated Common Stock and Twenty Million (20,000,000) shares of the par value of $1.00 each shall be designated Preferred Stock."

         The foregoing amendments to the Certificate of Incorporation of the Company have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, the foregoing amendments shall be effective on August 6, 1999 at 4:30 p.m., Delaware Time.

         IN WITNESS WHEREOF, Sunshine Mining and Refining Company has caused this Certificate to be executed in its corporate name by its Chief Executive Officer, John S. Simko, and attested by its Secretary, Rebecca L. Saunders, this 2nd day of August, 1999.


                                   SUNSHINE MINING AND REFINING COMPANY



                                   By:      /s/ John S. Simko
                                      ------------------------------------------
                                            John S. Simko
                                            Chairman and Chief Executive Officer


ATTEST:


/s/ Rebecca L. Saunders
------------------------------
Rebecca L. Saunders, Secretary


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